                                                                    Exhibit 99.2



U.S. Bank Trust National Association        Fitch IBCA, Inc.
180 East Fifth Street                       One State Street Plaza
St. Paul, Minnesota 55101                   New York, New York 10004

Standard & Poor's Ratings Services,         First Union Capital Markets Corp.
   a Division of The McGraw-Hill            One First Union Center
   Companies, Inc.                          Charlotte, North Carolina 28288
25 Broadway
New York, New York 10004

         Re:      Green Tree Lease Finance 1998-1, LLC
                  Lease-Backed Notes

Ladies and Gentlemen:

                  We have acted as counsel for Green Tree Financial Corporation, a Delaware corporation ("Green Tree Financial"), Green Tree Vendor Services Corporation, a Delaware corporation and a subsidiary of Green Tree Financial ("Vendor Services"), Green Tree Lease Finance II, Inc., a Minnesota corporation and a subsidiary of Vendor Services (the "SPC"), and Green Tree Lease Finance 1998-1, LLC, a Delaware limited liability company of which the SPC is the sole and managing member (the "Issuer"), in connection with the issuance of Lease-Backed Notes (the "Notes") pursuant to an Indenture, dated as of December 1, 1998 (the "Indenture") between the Issuer and U.S. Trust National Association (the "Trustee"), as Trustee.

                  The Issuer was formed in November 1998 and is governed by a Limited Liability Company Agreement (the "LLC Agreement") executed by the SPC as its sole member. Pursuant to a Transfer Agreement dated as of December 1, 1998 (the "Transfer Agreement"), among the SPC, as Purchaser, and Vendor Services, as Seller and Servicer, Vendor Services has sold certain leases, including all collections received with respect to the leases and certain other related rights (the "Leases") and its interests (which may be deemed an ownership interest or a security interest, depending on the terms of the related Lease) in the equipment related to such Leases (such interests being hereinafter referred to as the "Equipment") to the SPC. The Leases will be transferred by the SPC to the Issuer pursuant to the terms of a Contribution and Servicing Agreement dated as of December 1, 1998 (the "Contribution and Servicing Agreement"), among the Issuer, the SPC, Vendor Services, in its individual capacity and as Servicer, and the Trustee. Pursuant to the
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Contribution and Servicing Agreement, the SPC will also grant to the Issuer certain rights to the proceeds of the Equipment (the "Residual Realizations").

                  Pursuant to the Indenture, the Issuer has issued six classes of Notes with an aggregate principal amount of $ _____________ (the "Notes"). The Notes were offered to the public pursuant to the Prospectus dated
December __, 1998, by the Underwriters described therein (collectively, the "Underwriters"). Principal of and interest on the Notes will be payable solely from the Amount Available (consisting primarily of amounts received in respect of the Leases).

                  The Issuer has requested that we render to you our opinion whether, in the event Vendor Services became a debtor under the United States Bankruptcy Code (the "Code"), a court would order that the assets and liabilities of the SPC be consolidated with those of Vendor Services under either the bankruptcy doctrine of substantive consolidation or the non-bankruptcy law doctrines commonly referred to as "piercing the corporate veil. /1/ In rendering the opinion set forth below, we have reviewed such questions of law as we have deemed necessary and have examined (a) the Articles of Incorporation and Bylaws of the SPC, (b) representations and warranties as to matters of fact made by the Issuer in the Contribution and Servicing Agreement,
(c) representations and covenants of the SPC and Vendor Services contained in the Transfer Agreement and the Contribution and Servicing Agreement, and (d) such additional documents as we have deemed

--------------------------

/1/ Substantive consolidation was accomplished in early cases by "piercing the corporate veil" of the debtor, i.e., by finding that the entity with which consolidation was sought was the "alter-ego" or an "instrumentality" of the debtor which was used by the debtor to hinder, delay or otherwise defraud creditors. See, e.g., Maule Industries, Inc. v. Gerstel, 232 F.2d 294 (5th Cir.
1956); Fish v. East, 114 F.2d 177 (10th Cir. 1940). Although later cases relaxed the requirement of fraud in favor of the test described below, courts will still pierce the corporate veil to effect a substantive consolidation if fraud or similar activity is present. See, e.g., Carte Blanche (Singapore) Ptd., Ltd. v. Diners Club International Inc., 2 F.3d 24 (2nd Cir. 1993). See also, e.g., In re Daily, 107 B.R. 996 (Bankr. D. Hawaii 1989), rev'd on other grounds, 940 F.2d 1306 (9th Cir. 1991); In re Stop & Go of America, Inc., 49 B.R. 743 (Bankr. D. Mass. 1985); In re Tureaud, 45 B.R. 658, 662-63 (Bankr. N.D. Okla. 1985), aff'd,
59 B.R. 973 (N.D. Okla. 1986).

     Recent decisions have concluded that the comparison of the two doctrines is not particularly suitable. See, e.g. F.D.I.C. v. Colonial Realty Co., 966 F.2d 57, 60-61 (2d Cir. 1992) ("The focus of piercing the corporate veil is the limited liability afforded to a corporation[;]" whereas the focus of substantive consolidation is "the equitable treatment of all creditors.") Federal courts have increasingly looked to federal bankruptcy law precedent rather than state corporate law doctrine when ruling on substantive consolidation motions. See, e.g., Colonial Realty, 966 F.2d at 60-61; Eastgroup Properties v. Southern Motel Assoc. Ltd., 935 F.2d 245 (11th Cir. 1991); In re Augie/Restivo Baking Co., 860 F.2d 515 (2d Cir. 1988); In re Auto-Train Corp., Inc., 810 F.2d 270 (D.C. Cir.
1987); In re Continental Vending Machine Corp., 517 F.2d 997, 1001 (2d Cir.
1975), cert. denied sub nom James Talcott, Inc. v. Wharton, 424 U.S. 913 (1976); In re Flora Mir Candy Corp, 432 F.2d 1060 (2d Cir. 1970); Chemical Bank New York Trust Company v. Kheel, 369 F.2d 845, 847 (2d Cir. 1966); Soviero v. Franklin National Bank of Long Island, 328 F.2d 446 (2d Cir. 1964); Stone v. Eacho, 127 F.2d 284 (4th Cir.), cert. denied, 317 U.S. 635 (1942); but see In Re Moran
Pipe & Supply Co., Inc., 130 B.R. 588 (Bankr. E.D. Okla. 1991) (recent case invoking substantive consolidation based on alter-ego theory). We will analyze the question under both lines of authority.
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December      , 1998
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necessary. Where matters of fact material to such opinions were not independently established, we have relied, to the extent we deemed proper, on certificates of public officials.

                  The power of a bankruptcy court to consolidate the assets and liabilities of separate entities, which derives from the bankruptcy court's equitable powers, is not defined in the Code and is not precisely defined in the case law. /2/ See, e.g., In re Continental Vending Mach. Corp., 517 F.2d 997, 1000 (2d Cir. 1975), cert. denied sub nom. James Talcott, Inc. v. Wharton, 424 U.S. 913 (1976). Although the substantive consolidation cases decided under the Code and its predecessor statute rely on certain factual matters, which are discussed below, to support their conclusions, cases decided under the Code tend to emphasize the balancing of the benefits and harm resulting from substantive consolidation and whether any injustice or fraud has been perpetrated against creditors. See, e.g., Holywell Corporation v. The Bank of New York, 59 B.R. 340 (S.D. Fla. 1996); In re DRW Property Co. 82, 54 B.R. 489 (Bankr. N.D. Tex.
1985); In re Donut Queen, Ltd., 41 B.R. 706 (Bankr. E.D.N.Y. 1984); In re Snider Bros., Inc., 18 B.R. 230 (Bankr. D. Mass. 1982).

                  Although different cases phrase the applicable standard differently, several recent decisions in the United States Courts of Appeals describing the general standard for substantive consolidation in bankruptcy proceedings can be summarized as follows:

         (a)      The proponent of substantive consolidation must show that
                  (1) there is substantial identity between the entities to be consolidated, and (2) consolidation is necessary to avoid some harm or to realize some benefit. Eastgroup Properties v. Southern Motel Ass'n, Ltd., 935 F.2d 245, 249 (11th Cir.
                  1991); see also In re Auto-Train Corp., 810 F.2d 270, 276 (D.C. Cir. 1987).

         (b) Once the proponent has made this prima facie showing, the creditor objecting to substantive consolidation must show that
                  (1) it has relied on the separate credit of one of the entities to be consolidated, and (2) it will be prejudiced by substantive consolidation. Eastgroup, supra, 935 F.2d at 249; see also In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515, 518-19 (2d Cir. 1988); Auto-Train, supra, 810 F.2d at 276.

----------------------------

/2/ Courts generally have recognized that substantive consolidation affects the substantive rights of creditors, and accordingly have treated substantive consolidation as a remedy to be used only in unusual circumstances. See Continental Vending, supra, 517 F.2d at 1001; Flora Mir Candy Corp, supra, 432 F.2d at 1062. See also Kheel, supra, 369 F.2d at 847 (it should be the "rare case" where substantive consolidation is granted); In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D. Tex. 1986) (courts should grant substantive consolidation sparingly because of the possibility of unfair treatment of some creditors). Because the rules for substantive consolidation are not statutorily provided, however, the courts must examine the facts and circumstances of each case to determine if substantive consolidation is warranted. See 5 Collier on Bankruptcy P. 1100.06[1] at 1100-35 (15 ed. 1995) (stating that substantive consolidation cases are, to a great degree, sui generis).
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December      , 1998
Page 4

         (c) If an objecting creditor makes that showing, the court may order consolidation only if the benefits of consolidation heavily outweigh the harm. Eastgroup, supra, 935 F.2d at 249; see also In re Gillen, 962 F.2d 796, 799 (8th Cir. 1992); Auto-Train, supra, 810 F.2d at 276.

                  The analysis used in the piercing the corporate veil cases in Delaware is similar, although stated differently. To pierce the corporate veil, a court must first analyze the relationship between the two (or more) entities involved to determine whether they are in fact conducting business as a single entity, and second, conclude that the separate corporate form has been used to wrongly or unfairly harm creditors. See, e.g., Alberto v. Diversified Group, Inc., 55 F. 3d 201 (5th Cir. 1995) (summarizing Delaware law).

                  In determining whether the proponent has satisfied the requirements set forth in clause (a) above (which can establish a prima facie case for substantive consolidation), many courts have relied on a list of objective factors. The most frequently cited list consists of the following:

                  (1) the degree of difficulty in segregating and ascertaining individual assets and liabilities;

                  (2) the presence or absence of consolidated financial statements;

                  (3) the profitability of consolidation of offices or other operations at a single physical location;

                  (4)      the commingling of assets and business functions;

                  (5) the unity of interests and ownership between various corporate entities;

                  (6) the existence of parent and intercorporate guarantees on loans; and

                  (7) the existence of transfers of assets without formal observance of corporate formalities./3/

In re Vecco Construction Industries, Inc., 4 B.R. 407, 410 (Bankr. E.D. Va.
1980). Other factors cited include:

                  (8)      the entities have common officers and directors;

---------------------------------

/3/ Accord, In re Murray Industries, Inc., 119 B.R. 820, 830 (Bankr M.D. Fla.
1990); In re Mortgage Investment Company of El Paso, Tex., 111 B.R. 604, 610 (Bankr. W.D. Tex. 1990); Holywell Corp., supra, 59 B.R. at 347.

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December      , 1998
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                  (9)      a subsidiary transacts business solely with its
                           parent; and

                  (10) both entities disregard the legal requirements of the subsidiary as a separate corporation.

In re Gainesville P-H Properties, Inc., 106 B.R. 304, 306 (Bankr. M.D. Fla.
1989). It should be stressed, however, that the factors set forth above are merely "examples of information that may be useful to courts charged with deciding whether there is a substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or realize some benefit." Eastgroup Properties, 935 F.2d at 250. Therefore, although the proponent of consolidation may frame its argument using the factors outlined above, the existence or absence of any number of those factors is not necessarily determinative. Id. at 249.

                  In the piercing the corporate veil cases, the relevant factors are set forth somewhat differently:

                  (1)      insufficient capitalization of one entity;

                  (2)      failure to observe corporate formalities;

                  (3) the solvency of each entity at the time of the relevant transactions;

                  (4) "siphoning" of funds to dominant shareholder or entity;

                  (5)      absence of corporate records; and

                  (6) function of separate entity as a "facade" for the dominant shareholder or entity.

See United States v. Golden Acres, Inc., 707 F. Supp. 1097, 1104 (D. Del. 1988) (applying Delaware law); Mass v. McClenahan, 893 F. Supp. 225, 233 (S.D.N.Y.
1995).

                  Of the factors set forth above defining the relationship among related corporations, the first, third, fourth, seventh, ninth and tenth factors cited in the substantive consolidation cases, and the second and fifth factors cited in the piercing the corporate veil cases, are precluded by provisions of the SPC's Articles of Incorporation. The Articles of Incorporation of the SPC require the SPC to (a) maintain books and records separate from any other person or entity owning beneficially more than 50% of the outstanding shares of common stock of the SPC and from any subsidiaries and affiliates of such owner ("Affiliates"); (b) maintain an office through which its business will be conducted, which will be separate and apart from that of any Affiliates; (c) not commingle its assets with those of any other entity; (d) observe the corporate formalities of holding regular meetings of its board of directors, and having the board of directors review the actions of its
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officers, and authorize and approve all transactions outside the ordinary course of business; and (e) confine its business activities to those transactions contemplated by the Transfer and Servicing Agreement and the Contribution and Servicing Agreement, and other similar transactions.

                  In Section 6.5 of the Contribution and Servicing Agreement, the SPC covenants that it will conduct its business in its own name, it will provide for its own operating expenses and liabilities and expenses from its own funds, it will not hold itself, or permit itself to be held out, as having agreed to pay, or as generally being liable for, the debts of Vendor Services, and it will maintain an arm's length relationship with Vendor Services with respect to any transactions between the SPC, on the one hand, and Vendor Services, on the other. The SPC also covenants that it will at all times remain adequately capitalized for the conduct of its business, and will not make any dividend or other distribution to its shareholders unless its net worth following such distribution is adequate for the normal obligations reasonably foreseeable in the conduct of its business, although a court's examination of this issue will necessarily be based on the facts and circumstances at that time. Compliance with these covenants should preclude application of the sixth factor cited in the substantive consolidation cases, and the first, third, fourth and sixth factors cited in the piercing the corporate veil cases.

                  The factors that will be present among the SPC, on the one hand, and Green Tree Financial and Vendor Services, on the other, are consolidated financial statements, unity of interests and ownership, and common directors and officers. These factors are generally present in all parent-subsidiary situations, however, and have not been sufficient, by themselves, to justify substantive consolidation or piercing the corporate veil. See Eastgroup, supra, 935 F.2d at 249-50; Augie/Restivo Baking Co., supra, 860 F.2d at 518-19; Auto-Train, supra, 810 F.2d at 276.

                  The existence of consolidated financial statements is occasionally mentioned as one factor among several upon which substantive consolidation may be founded. Gainesville P- H Properties, supra; Holywell Corp., supra. Federal tax law and generally accepted accounting principles require the consolidation of the financial statements of Green Tree Financial and its subsidiaries, including Vendor Services and the SPC, for tax and financial reporting purposes. The SPC is, however, required to maintain separate accounting books and records. In addition, due to the limited nature of the SPC's business, its assets and liabilities should be readily identifiable. The SPC's only assets will be the Equipment and its membership interest in the Issuer, and other similar assets in connection with other similar transactions, and its only liabilities will be its expenses incurred in the course of conducting its business of holding such assets. Accordingly, the difficulty of disentangling the assets and liabilities of the parent and the subsidiary, which is the principal concern associated with consolidated financial statements, will not favor consolidation of the SPC with Green Tree Financial or Vendor Services. See Gainsville P-H Properties, supra, 106 B.R. at 305-6 (regarding extent of intermingling of assets required to justify substantive consolidation); DRW Property Co. 82, supra, 54 B.R. at 495-96 (same).

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                  Unity of ownership or interest, by itself, is not sufficient to justify substantive consolidation or piercing the corporate veil. The domination by a parent corporation of its subsidiary is noted by several courts addressing substantive consolidation as a factor leading to the consolidation of parent and subsidiary, if such domination causes the perpetration of a fraud:

                  The test set out in [Berger v. Columbia Broadcasting Sys., Inc., 453 F.2d 991, 995 (5th Cir. 1972), cert. denied, 409
                  U.S. 849 (1972)] requires that a plaintiff seeking to set aside a corporate identity must show that there has been: (1) Control, not mere majority or complete stock control, but complete domination, not only of finances, but of policy and business practice in respect to the transaction attacked so that the corporate entity as to this transaction had at the time no separate mind, will or existence of its own; and (2) Such control must have been used by the defendant to commit fraud or wrong, to perpetrate the violation of a statutory or other positive legal duty, or a dishonest and unjust act in contravention of plaintiff's legal rights; and (3) The aforesaid control and breach of duty must proximately cause the injury or unjust loss complained of.

Bendix Home Sys., Inc. v. Hurston Enters., Inc., 566 F.2d 1039, 1041 (5th Cir.
1978). Delaware courts also require the existence of fraud, or at least injustice, prior to piercing the corporate veil. "In order to reach a parent corporation under the alter-ego theory, the plaintiff must show fraud, injustice, or inequity in the use of the corporate form." Sears, Roebuck & Co.
v. Sears plc, 744 F. Supp. 1297, 1304 (D. Del. 1990) (applying Delaware law); see also Alberto v. Diversified Group, Inc., supra, 55 F.3d at 205-206 (applying Delaware law).

                  Notwithstanding the fact that Vendor Services will own 100% of the common stock of the SPC and that some of the SPC's directors will be officers or directors of Green Tree Financial or Vendor Services, or both, the SPC will act independently of Green Tree Financial and Vendor Services, due to various provisions included in its Articles of Incorporation, the LLC Agreement and provisions in the Contribution and Servicing Agreement. In addition to the "independent director" requirement discussed below, these provisions include the restrictions on the business purpose of the SPC, the requirement that the SPC maintain separate books and records, the limitations of certain corporate actions and the requirement that affiliate transactions be on an arms-length basis. The SPC was created by Vendor Services in order to facilitate the formation of the Issuer and the issuance of the Notes, and, if a court were to determine that a fraud or injustice has been perpetrated on the creditors of Green Tree Financial or Vendor Services as a result of the creation of the SPC or the transfer of the Leases and the Equipment, such court might also decide that the SPC functioned as a mere instrumentality of Green Tree Financial or Vendor Services. In the absence of such a determination, however, the unity of ownership between Green Tree Financial, Vendor Services, the SPC and the Issuer would not be sufficient to justify substantive consolidation or the piercing of the SPC's corporate veil under existing precedent.
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                  The existence of officers and directors common to both a
company and its subsidiary is a factor referred to in both substantive consolidation and some piercing the corporate veil cases as favorable to consolidation. At least one of the SPC's directors will be independent, however, as required by its Articles of Incorporation, and the Articles of Incorporation require the affirmative vote of the independent director before a variety of significant actions may be taken by the SPC. The remaining directors of the SPC are expected to be either officers or directors of Green Tree Financial or Vendor Services (or both). We are aware of no case in which the court ordered substantive consolidation due solely to the existence of common officers and directors, and some cases expressly state that merely having common officers and directors is not sufficient to justify consolidation; it is instead the effect of common officers and directors which must be avoided, namely, the domination of one corporation by another. Bendix Home Sys., Inc. v. Hurston Enters., Inc., 566 F.2d 1039, 1042 (5th Cir. 1978). However, not all courts make a distinction between the existence and the effect of common officers and directors; they simply mention it as a factor to be considered in a consolidation analysis.

                  We believe the common officers and directors factor is related to the "domination" factor referred to above. Where there are common officers and directors, presumably such common officers and directors could cause a subsidiary to take actions for the benefit of the parent rather than the subsidiary. For the purposes of this opinion, we have assumed that the SPC's directors, particularly the independent director, will responsibly fulfill their fiduciary obligations to the SPC, which should diminish the significance in the eyes of a court of the existence of common officers and directors.

                  Throughout most courts' discussions of substantive consolidation and piercing the corporate veil is the assumption, usually explicit, that consolidation is justified to avoid an injustice or the perpetration of a fraud. The enumerated factors described above as defining the relationship between a subsidiary and its parent are often found where such fraud or injustice exists, but they are not themselves evidence of fraud or injustice. For the purposes of this opinion, we have assumed that the SPC and its directors and officers will comply with the provisions of the SPC's Articles of Incorporation and the SPC's Related Documents, and that none of the Issuer, the SPC, Green Tree Financial and Vendor Services will attempt to perpetrate a fraud or injustice in connection with the issuance of the Notes.

                  Subject to the discussion set forth above, and based upon the continuing accuracy of the facts and assumptions set forth in this opinion, we are of the opinion that, in the event Vendor Services became a debtor under the Code, under existing statutes and precedents the assets and liabilities of Vendor Services would not be consolidated with those of the SPC based upon any legal theory currently recognized under applicable law and applicable to the circumstances, including (i) case law concerning piercing the corporate veil or
(ii) any equitable doctrine analogous to the bankruptcy law doctrine of substantive consolidation. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota.
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                  Although we believe this opinion represents a sound
application of existing statutes, regulations and case law, the situations contemplated by this opinion involve equitable principles applied on a case-by-case basis in the context of specific facts. This opinion is not a guaranty of any specific decision by a particular court. Any determination by a court depends on an examination of relevant law, facts and circumstances at a particular time, and a court might reach a determination contrary to our conclusion if the facts of the case differ from the assumed facts set forth above (which reflect the provisions of the Articles of Incorporation and Bylaws of the SPC, the LLC Agreement and the terms of the Related Documents to which the SPC, the Issuer or Vendor Services are parties).
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Page 10

                  This opinion is being delivered to you at the Issuer's request solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Dated:  December      , 1998

                                       Very truly yours,